Exhibit 4.15

Date: 01/May/2011

To:
Bank Hapoalim Ltd

Dear Sir/Madam,

Re: Irrevocable Letter of Undertaking

Whereas
We, the undersigned, BluePhoenix Solutions Ltd, Incorporation No. 52-004306-8 (hereinafter: the “Company”) have received and/or are likely to receive from time to time from Bank Hapoalim (hereinafter: the “Bank”): credit, letters of credit, various loans, overdraft facilities on a current account, on a revolving current account or other account, letters of indemnity and any letter of guarantee whatsoever on our behalf and/or on behalf of third parties or on behalf of others, as per our request and/or at the request of third parties, the discounting of bills, providing extensions and various banking concessions and various other banking services (hereinafter referred to collectively and separately as: the “Banking Services”), on the terms that are agreed upon and/or to be agreed upon from time to time with respect to any such Banking Services.

Wherefore, we hereby declare and undertake in favor of the Bank that as long as we are indebted to the Bank for any amount whatsoever, in respect of the Banking Services, on terms agreed upon and/or that will be agreed upon from time to time with respect to any such Banking Services, everything set forth hereunder shall apply:

1. Definitions Unless expressly stated otherwise, the terms and expressions included in this Irrevocable Letter of Undertaking shall have the meanings set forth alongside them:
1.1	“Breach Event” –
Means any event, the occurrence of which may provide for the immediate repayment of the aforesaid amount or any part thereof, pursuant to any of the documents that have been signed and/or that will have been signed by the Company and/or on its behalf in favor of the Bank;

1.2	“Stakeholder” –	As defined in the Securities Law;
1.3	“Related Entity” –
In relation to any person, this means any other person who controls it, who is controlled by it, or who is controlled by the one who controls it;
For the purpose of this clause, the term “control” shall have the meaning as defined in the Securities Law; and the term “control”, “to control” and “controlled”, etc., will be interpreted accordingly;

BluePhoenix Solutions Ltd [Initialed]

1.4	“Financial Statements” –
The annual and/or quarterly financial statements of the Company, audited and/or reviewed by an external certified CPA, pursuant to the unified rules of accounting (which incorporate the balance sheet, profit and loss report, cash flow report, a report of the changes in the capital, as well as remarks for each of the reports mentioned above, and any other report and/or remark to a report that has to be prepared and/or published pursuant to the rules of accounting);

1.5	“Receipt” –
With respect to any company whatsoever, means: (a) a dividend, as defined in the Companies Law as well as any declaration or payment of such dividend, any distribution, including [illegible] a distribution as defined by the Companies Law) or another similar payment (in money or money equivalent or in any other way) in connection with its share capital, including a distribution of bonus shares and/or any other shares that are issued and/or distributed, if issued or distributed, in respect of and/or or in connection with and/or in lieu of shares in any company whatsoever; (b) the purchase, redemption or return of its shares or the financing of any of these activities; (c) any other payment whatsoever (in money or money equivalent ) including management fees and/or the transfer of assets or giving any benefit whatsoever, to any shareholder in the Company that holds more than 5% of the share capital of the Company or to a Related Entity to this shareholder or to a Stakeholder of this shareholder or of the aforesaid Related Entity or a relative of any of them, or a purchase of assets of any of the aforesaid (to disburse payments of directors’ salaries and the refund of expenses); and (e) an undertaking to do each and every one of these acts, either directly or indirectly;

1.6	“Management Fees” –
Means: management fees, wages (excluding salary), consultation fees, participation fees, commissions, amounts of money, as well as payments of any nature whatsoever (except for directors’ salaries pursuant to what is prescribed by law, and the refund of expenses), which are paid by any company whatsoever from its profits and/or from any other source, whatever they may be called;

1.7	The “Stock Exchange” –	Means: the Tel Aviv Stock Exchange Ltd;
1.8	“Shareholders’ Loans” –
Any amount given to any company whatsoever by any shareholder whatsoever that holds more than 5% of the share capital of the Company or a Related Entity to that shareholder or Stakeholder in that shareholder or of the said Related Entity, or a relative of any of them, in any way or manner whatsoever, where that shareholder, Stakeholder, Related Entity, or relative, as aforesaid, as the case may be, has a right to receive a refund from the company (whether a principal amount or the addition of linkage differentials and/or interest), either today or in the future – which is not in terms of a residual right subsequent to winding up – including a loan that is provided to any company whatsoever by a shareholder, Stakeholder, Related Entity or relative as aforesaid and/or a capital note and/or a promissory note that is made by any company whatsoever to the order of any of its shareholders, Stakeholders, Related Bodies or relatives, as aforesaid, and/or that is given by it to any of its shareholders, Stakeholders, Related Bodies or relatives, as aforesaid, except for traded bonds that are held by shareholders, Stakeholders, Related Bodies or relatives, as aforesaid, of the Company;

BluePhoenix Solutions Ltd [Initialed]

1.9	“Equity” –
In relation to any date to which it refers, means: the Equity of the Company as defined pursuant to the rules of accounting; and, if according to these rules, the Equity of the Company shall also include the part attributed to rights that do not confer control – after deducting these rights (the “Part Attributed to Rights that do not Confer Control” – as defined in standards and interpretations adopted by the International Accounting Standards Board (IASB)); as reported in the Financial Statements of the Company, for the period ending on the date to which they relate;

1.10	“Tangible Equity” –
Means Equity after deducting intangible assets (such as: copyright, patents, trademarks, trade names, deferred expenses, prepaid expenses, software development expenses, deferred tax assets, deposits to guarantee rent costs etc.), and after deducting loans and/or promissory notes and/or capital notes, of any nature whatsoever that the Company provides to any shareholder whatsoever that holds more than 5% of the Company’s Equity or to a Related Entity to that shareholder or to a Stakeholder of that shareholder or of such Related Entity, or to a relative of any of them, with the addition of Shareholders loans in respect of which letters of subordination have been signed in favor of the Bank by the Company and by anyone that has provided shareholders loans;

BluePhoenix Solutions Ltd [Initialed]

1.11	“EBITDA”
Means the total net profit of the Company, prior to deductions/increases in value (including deductions or increases in value of assets, inventory and goodwill), depreciation expenses, financing expenses and tax payments (either ongoing taxes or changes in deferred taxes) during the four consecutive quarters prior to the date of the audit (including, for the avoidance of doubt, the quarter ending on the date of the audit, insofar as there are Financial Statements in respect thereof). The aforementioned accounting data shall be determined according to what is set forth in the Company’s Financial Statements, provided that if the said data is not stated in the Financial Statements, the Company shall furnish the Bank with a confirmation signed by the external CPA of the Company with regard to this data, at the Bank’s request;

1.12	“Subsidiary” –	As defined in the Securities Law;
1.13	“Financial Obligation” –
With respect to any date to which it refers, shall mean: the amount of any of the Company’s debts and obligations, direct and/or indirect (including in respect of guarantees and/or existing debts in respect of letters of indemnity of any nature whatsoever that are given by the Company as security for debts and obligations of related companies and /or any other third parties whatsoever); (1) to banks and other financial institutions, and (2) that are derived from bonds, of any nature whatsoever, including straight bonds convertible bonds, and (3) in respect of loans that the Company has received from related companies (excluding Subsidiaries) or any third parties whatsoever, or in respect of amounts that have been raised in another way (excluding Shareholders Loans in respect of which letters of subordination have been signed in favor of the Bank by the Company and by anyone that provides such shareholders loans, and which have the nature of assuming liability, or the financial consequence of which is assuming liability; and (4) in respect of amounts that have been received as a result of a sale or discounting of receivables, accounts, bills or other financial assets, on terms that allow the seller recourse in the event of nonpayment on due date of the receivables, the accounts, the bills or other such financial assets but with the exclusion of such transactions that allow the Seller recourse in the event of a breach or misrepresentation; all or which – as is reported in the Financial Statements of the Company – is for the period ended on the date to which they refer respectively;

BluePhoenix Solutions Ltd [Initialed]

1.14	“Related Company” –	As defined in the Securities Law;
1.15	The “Companies Law” –	The Companies Law 5759 – 1999, including the sections in the Companies Ordinance 5743 – 1983 that were not revoked by the Companies Law;
1.16	The “Securities Law” –	The Securities Law, 5728 – 1968;
1.17	“Rules of Accounting” –	Means the Rules of Accounting that apply to the Company pursuant to the law, as they may be from time to time;
1.18	The “Aforesaid Amounts” –
Means the principal amount of any Banking Service, the interest, the additional interest, arrear interest or interest at the maximum rate, fees, expenses and other payments of any nature whatsoever that the Company owes and/or shall owe to the Bank in connection with any of the Banking Services, or any part thereof, on terms that have been agreed upon and/or that will be agreed upon from time to time in relation to any Banking Service, as aforesaid;

1.19	“Factoring Transactions”	Means the selling of invoices and debts, which the Company’s customers owe to the Company, to third parties;
1.20	“Relative” –	Shall have the meaning as defined in the Companies Law;
1.21	“Quarter” –	Means a calendar year quarter, i.e., January 1 to March 31 (inclusive); April 1 to June 30 (inclusive); July 1 to September 30 (inclusive); October 1 to December 31 (inclusive);
1.22	“Money Equivalent” –
In relation to the date to which they refer respectively, shall mean the total of any: (1) deposits in banks and banking institutions certified according to the law to engage in financial activities, and (2) short-term investments and traded securities, including deposits and traded shares; as reported in the Financial Statements of the Company for the period ending on the day to which they refer;

1.23	“Change of Control” –
Means: if the Banks, in their sole discretion, deem there to have been a change in ownership of control in our Company, in comparison to the situation as of the date of signing this Letter of Undertaking. It is clarified that an increase in the holdings of Prescott Group Capital Management or companies related to it in the Company shall not be deemed a Change of Control.
For the purpose of this paragraph, the meaning of term “control”: shall be as defined in the Securities Law; and the terms “controls”, “to control”, “is controlled”, etc., shall be interpreted accordingly;

1.24	“Structural Change” –	A merger as defined in the Companies Law, as well as any transfer or receipt of assets and/or liabilities or obligations, the value of which exceeds USD 3,000,000.

BluePhoenix Solutions Ltd [Initialed]

1.	Ownership, Change of Control and Structural Change:

1.1
We shall inform the Bank of any intention or initiative on the part of the shareholders of the Company to make Structural Changes, notice of which has been given to the Company. We will oppose and will not agree to any intention or initiative, as aforesaid, unless the Bank has given its prior written consent thereto (subject to the duties of the Board of Directors pursuant to the Companies Law).

1.2
Without derogating from the generality of what is stated in this Letter of Undertaking, we hereby agree that a change of control and/or structural change, without the prior written consent of the Bank, will constitute a Breach Event, and the Bank shall be entitled to present the Aforesaid Amounts, or any part thereof, for immediate repayment and to take any measures that it deems fit for the collection thereof.

2.	Prohibition against Providing Guarantees

2.1
We hereby declare that as of the date of signature of this letter, no guarantees whatsoever have been given in favor of any third parties, nor have we undertaken to give any such guarantee. For the avoidance of doubt, we declare that this section does not relate to bank guarantees that have been issued and/or that will be issued in the future at our request.

2.2
We hereby declare that as of the date of signature of this letter, we have not issued nor have we undertaken to issue a guarantee and/or collateral (either personal or material) to any of our creditors whatsoever in favor of any third party, including – but without derogating from the generality of the foregoing – a guarantee and/or collateral of the Company relating to us and/or our Subsidiaries.

2.3
We hereby undertake not to give any guarantee whatsoever in favor of any third party, and furthermore we hereby undertake not to undertake in any way whatsoever to give a guarantee such as stated in Section 2.2 above, without receiving the prior written consent of the Bank in this regard.

Notwithstanding the foregoing, it is agreed that we will be entitled to give a guarantee in favor of a third party as security for debts of our Subsidiaries, in a cumulative amount that does not exceed USD 1,500,000 (one million, five hundred thousand United States Dollars).

BluePhoenix Solutions Ltd [Initialed]

3.	Establishing Subsidiaries

Cancelled

4.	Making Investments; Activities of the Company

4.1	We hereby undertake not to make any material investments that do not fall within the field of activity, without obtaining the prior written consent from the Bank therefor.

“Material Investments” for purposes of this section, mean: investments, the annual accumulated cost whereof exceeds USD 1,000,000 (one million United States Dollars) in any calendar year.

“Field of Activity” for purposes of this section, means: development and marketing activities of software tools in order to enhance and modernize the computerized systems for the management of know-how of professional services.

4.2	We hereby undertake not to change the nature of our business without receiving the prior written consent of the Bank in this regard.

4.3
We hereby undertake not to carry out irregular transactions, as defined in the Companies Law (including the provision of loans), directly or indirectly, with any of the Stakeholders of the Company or a relative of a Stakeholder and/or with a corporation under the control of any of them and/or with a company under the control of any of them together with another/others and/or with a third party who acts on their behalf or one that steps into their shoes, except for with corporations controlled by the Company and except for transactions with any of the Stakeholders, relatives and/or corporations controlled by any of them, which fall within the Company’s Field of Activity, as defined in Section 4.1 above, provided that they are authorized pursuant to the provisions of the Companies Law, without obtaining the Bank’s prior written consent therefor.

4.4
We hereby undertake to manage and operate our business and our activities and to ensure that the activities and business of the corporations under our control are managed responsibly, and in solvent circumstances, so that we and the corporations under our control are able to meet and fulfill, and indeed we will meet and fulfill, all our obligations and each one of us will pay all his debts, his obligations and liabilities that are currently in existence or that will be in existence in the future.

4.5
We hereby undertake to refrain from carrying out factoring transactions, except for transactions in respect of which the following conditions are cumulatively fulfilled: (a) the total outstanding amount does not exceed USD 6,000,000 (six million United States Dollars), at any time, (b) as consideration for the factoring transaction we receive a Money Equivalent after deducting interest and fees that are customary in the industry, and (c) the factoring transactions are carried out with one of the following companies: Peninsula Financial Ltd, Cal Factoring, Clal Factoring, Ampa Capital Factoring, Global Factoring Ltd, Bibby International Trade Finance or other companies with good reputations as money lenders in the grey market.

BluePhoenix Solutions Ltd [Initialed]

5.	Legal Proceedings

5.1
We hereby undertake to inform the Bank in writing of any claim or legal proceedings of whatsoever nature that have been filed or launched against us in a court or any legal tribunal, including arbitration or proceedings similar to arbitration, whether held in Israel or abroad, provided that such proceedings exceed the amount of NIS 400,000 (four hundred thousand New Israeli Shekels).

5.2	The time for reporting to the Bank for the purpose of this section is within 3 days of the date that the claim is filed, or the proceedings are instituted, against us.

6.	Providing Reports and Information

6.1
We hereby undertake to give the Bank – on the date that they are furnished to the Securities Authority, as defined in the Securities Law (hereinafter: the “Authority”) – all the reports and notices that we are obliged to file with the Authority, pursuant to the Securities Law, including pursuant to the Securities Regulations (Preparation of Annual Financial Statements), 5753 – 1993 and the Securities Regulations (Periodic and Immediate Reports), 5730 – 1970 (except for notices in connection with the execution of transactions).

6.2
We shall furnish the Bank with a written confirmation, signed by the CEO or the Deputy CEO of the Company, which shall be attached to every Quarterly Financial Statement, giving details of the data and the method of calculation that determines the absence (or existence), as of the date of the said Financial Statements, of any of the financial ratios set forth in Section 10 hereunder.

6.3
In addition, and without derogating from anything stated above, we hereby undertake to give the Bank additional information, from time to time, at its request, in connection with our business and its financial situation.

7.	Insurance Coverage

7.1
We hereby undertake to insure all our assets and property, at all times, for full value, against the risks that are customary and/or risks that the Bank indicates from time to time, with insurance companies, and on terms to which the Bank agrees, and to pay all the insurance premiums timeously, and to give the Bank - at its request – copies of any insurance policy and copies of the Receipts for payment of the insurance premiums, from time to time.

8.	Repayment of Shareholders Loans/Providing Loans

8.1
We hereby undertake not to give any loans whatsoever to any of our shareholders that hold more than 5%, or to a Related Entity to the shareholder, or to a Stakeholder of the shareholder, or of such Related Entity or relative of any of them, and not to repay existing and/or future Shareholders Loans, in any way whatsoever (either in money or Money Equivalent, including by way of setoff), to any of our shareholders or Entity Related to the shareholder or a Stakeholder of the shareholder or of the said Related Entity, or a relative of any of them, at any time whatsoever, as long as we have not repaid the Bank the Aforesaid Amounts in full, without the prior written consent of the Bank in this regard.

BluePhoenix Solutions Ltd [Initialed]

8.2
Notwithstanding the aforesaid, it is agreed that we shall be entitled to repay amounts, on account of interest, – to DS Apex Holdings LTD and to another lender that joins with them in the Loan Agreement (if any) –on the due date thereof, according to the table of payments, on a loan in the cumulative amount of principal of USD 5,000,000 (five million United States Dollars) that has been provided, or will be provided to us, by them (hereinafter: the “DS Apex Loan”). For the avoidance of doubt, it is hereby clarified that any principal amounts of the DS Apex Loan are subordinated to our debts and our obligations that we owe to you in respect of the Banking Services, and we undertake not to repay any amounts whatsoever on account of the principal of the DS Apex Loan, as long as we have not repaid our debts and obligations to you in full in respect of the Banking Services.

9.	Distribution/Payment of Receipts

We hereby undertake not to make, not to decide to make, and not to declare or to undertake to make any distribution whatsoever of any Receipt, to any shareholder whatsoever in the Company or to a Related Entity to the shareholder or to a Stakeholder of the shareholder or of the said Related Entity or relative of any of them, without receiving the prior written consent of the Bank in this regard.

10.	Changes in Financial Situation

10.1	We hereby undertake to maintain each and every financial ratio, as is reported in our Financial Statements, at all times and from time to time, as set forth hereunder:

10.1.1
Equity – The percentage of Equity of the total of the Balance Sheet will not at any time be less than 40% (forty percent) of the total assets in the Balance Sheet or of the amount of USD 35,000,000 (thirty five million United States Dollars), whichever is the higher;

10.1.2	Amount of Tangible Equity – the Tangible Equity shall not, at any time, be less than the deficit amount of USD 7,000,000 (seven million United States Dollars).

10.1.3
The total of the entire financial obligation shall not, at any time and as long as we are indebted to the Bank for any amount whatsoever in respect of the Banking Services, exceed 70% (seventy percent) of the total balance of the customers, the money, Money Equivalents and the bank guarantees that have been given as security for credit that has been provided and/or that will be provided to us by any of the banking corporations in whose favor we have created and/or will create a first ranking floating charge over all our assets.

BluePhoenix Solutions Ltd [Initialed]

10.1.4
The sum total of the financial debt shall not, at any time and as long as we are indebted to the Bank for any amount whatsoever in respect of the Banking Services, exceed an amount that constitutes 30% (thirty per cent) of the assets in the Balance Sheet.

10.1.5
EBITDA Ratio – Our annual EBITDA (pursuant to the audited Annual Financial Statements) after deducting one-time expenses that are not incurred during our normal course of business, as well as expenses in respect of options or share units for employees, consultants and directors, commencing from the Financial Statements as of 31.12.10 and as long as we are indebted to the Bank for any amount whatsoever in respect of the Banking Services, shall not, at any time, be less than USD 3,000,000 (three million United States Dollars);

10.1.6	The sum total of the balance of the money and the Money Equivalents in our Quarterly Balance Sheet shall not be less than the amount of USD 6,000,000 (six million United States Dollars).

10.2	The terms contained in Section 10.1 above, which have not been expressly defined in this Letter, shall be interpreted according to the Rules of Accounting.

10.3
For the avoidance of doubt, a breach of our undertaking to maintain the financial ratios as set forth in Section 10.1 above (hereinafter: the “Financial Ratios”), means: a breach of any one of the undertakings set forth in Subsections 10.1.1 to 10.1.6 above).

10.4	The Financial Ratios will be checked by the Bank according to our Quarterly Consolidated Financial Statements, unless stated otherwise.

10.5
We are aware that the Financial Ratios are based on existing financial reporting standards and Rules of Accounting that were applied in our last Financial Statements. Applying different standards and/or Rules of Accounting to those on the basis of which the last Financial Statements were prepared, in our Financial Statements, including, the International Financial Reporting Standards – “IFRS”, financial reporting standards in Israel and the USA (hereinafter: the “New Standards”), could lead to changes that will have implications on the Financial Ratios. At any time that it becomes apparent to the Bank that the changes that have been caused and/or are about to be caused to our Financial Statements, as a result of applying the New Standards of requirements, it may, after consultation with us – but without requiring our consent – inform us what changes it requires to the Financial Ratios, in order to make them consistent with such changes, with the intention of adapting them to the original financial objective according to which the Financial Ratios were determined (hereinafter: the “Adjusted Financial Ratios”). Should the Bank inform us what the Adjusted Financial Ratios are, they will be binding upon us as of the date that the Bank’s notice is delivered.

BluePhoenix Solutions Ltd [Initialed]

10.6
In any case where we are obligated – if and to the extent that our existing and/or future obligations towards third parties to comply with the Financial Ratios (hereinafter: an “Obligation to a Third Party”) include different and/or other terms and conditions to those set forth in this Letter – in connection with complying with the said Financial Ratios, we undertake to inform the Bank thereof immediately, and, at the Bank’s request, we shall agree to the adjustment of this Letter in a way that its terms and conditions will also include the different and/or other terms and conditions, as aforesaid.

11.	Addition of Special Interest

It is hereby agreed in advance that the interest rate on the unpaid balance of the amounts of the Banking Services will increase independently and automatically by 4% (four percent) in the case of a breach of any of the Financial Ratios, which breach is not repaired even after the duration of 30 days from receipt of the Bank’s written notice, for the entire period of the breach, pursuant to the Bank’s records, as a result of the increased risk to the Bank as a consequence of the breach. At the end of the period of the said breach, the interest will be reduced to the interest rate agreed on between the Bank and ourselves in the documents for providing the Banking Services. The addition of this special interest will be paid by us separately, in conjunction and together with the interest payments or charges, as set forth above and in addition thereto. For the avoidance of doubt, it is emphasized that the addition of this special interest will not be refunded in any event or circumstances whatsoever, even after repair of the breach, except in circumstances in which the Bank agrees to waive or postpone performance of the obligation that was breached or to change it or to give any extension whatsoever. It is hereby clarified that the Bank’s right to the additional special interest in the case of a breach that is not repaired even after written notice, as aforesaid, and even after actual collection thereof, as aforesaid, shall not derogate, delay of affect any remedy or relief or right or cause of action that is available to the Bank against us pursuant to this Letter, or pursuant to opening account documents and, inter alia, nothing stated above shall derogate from the Bank’s right to collect from us, or from our obligation to pay the Bank arrear interest, as stated in the Banking Services documents, as an addition to the interest that is accrued, as aforesaid, or from any other rights or causes of action that are available to the Bank, in circumstances or in cases of a material breach or the failure to fulfill our obligations, in whole or in part, and what is stated in this section is in addition thereto.

12.	A Breach of the Company’s Undertakings

In the event that we breach or fail to fulfill any of our obligations towards the Bank, pursuant to this Letter of Undertaking, or if it transpires that any of our declarations whatsoever or our confirmations that are contained in this Letter of Undertaking are incorrect or inaccurate (and the breach is not repaired within 30 days of the date that the Bank informs us thereof), this will be deemed a Breach Event and the Bank may present the amounts that have been given in the framework of the Banking Services, or any part thereof, for immediate repayment, and take any measure that it deems fit for the collection thereof.

Notwithstanding the foregoing, it is clarified that the waiting or repair period referred to above shall not apply in relation to a breach of our undertakings in Section 8.2 above.

BluePhoenix Solutions Ltd [Initialed]

13.	Waiver

Waiver by the Bank of a prior breach or nonfulfillment of one or more of our undertakings towards the Bank, whether the undertaking is included in this Letter of Undertaking or whether it is included or shall be included in the future in another document, shall not be deemed justification or a pretext for another breach or for another nonfulfillment of any such term or undertaking, and refrainment by the Bank from exercising any right whatsoever that is conferred upon it pursuant to this Letter of Undertaking or pursuant to any other document, or under any law, shall not be deemed a waiver of the said right.

14.	Miscellaneous

14.1	The preamble to this Letter of Undertaking and the appendices attached hereto constitute an integral part hereof and one of its terms.

14.2
What is stated in this Letter is in addition to, and shall not derogate from and/or replace, any another undertaking whatsoever for which we have assumed responsibility towards and/or in favor of the Bank in any other document whatsoever, whether done prior to this Letter or thereafter.

14.3	What is stated in this Letter shall not be construed as obligating the Bank to give us, and/or third parties, the Banking Services or any part thereof.

14.4	This Letter of Undertaking is in lieu of and replaces the Letter of Undertaking signed by us on 22/12/04 and the amendments thereto by virtue of the Letters of Amendment dated 15/07/07 and 22/12/10.

In witness whereof the parties have signed this Letter on 01/May/11 in Herzliya

BluePhoenix Solutions Ltd.

To:	Date: 01/May/11
Bank Hapoalim Ltd